May 19, 1998



Super 8 Economy Lodging IV, Ltd.
c/o The Famous Host Companies
2030 J Street
Sacramento, California  95814

Attn: Mr. Philip Grotewohl


Dear Mr. Grotewohl:

Pursuant to your request, we have analyzed the proposed transaction whereby Tiburon Capital Corporation would acquire the following hotel which is owned by Super 8 Economy Lodging IV, Ltd.

                                    Super 8 Motel
                                    5375 Owens Court
                                    Pleasanton, California

As we understand it, Tiburon Capital Corporation would acquire this property on an all cash basis for a total consideration of $7,600,000. Based on our analysis of the above hotel property, we are of the opinion that the proposed transaction is fair and equitable from a financial standpoint to the limited partners of the Partnership.

If you have any questions on the foregoing, or if I can be of any further assistance, please don't hesitate to contact me directly.

                                          Very truly yours,

                                          PKF Consulting


                                          /s/ THOMAS E. CALLAHAN
                                          -------------------------------
                                          Thomas E. Callahan, CPA, CRE, MAI
                                          Executive Vice President


TEC/klk